Exhibit A2

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

of

CIRCLE OF WEALTH FUND III LLC

An Idaho limited liability company

This Limited Liability Company Operating Agreement (the “Agreement”) of CIRCLE OF WEALTH FUND III LLC, an Idaho limited liability company (the “Company” or “Fund”), is by and among Secured Investment Corp., a Wyoming corporation (the “Initial Member” or “Manager”), and each additional Person who becomes a Member in accordance with the provisions of this Agreement. Any capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Offering Circular dated April 6, 2020, as amended from time to time (the "Offering Circular").

RECITALS

The Company is a limited liability company formed under the Idaho Uniform Limited Liability Company Act, Tit. 30, Ch. 25, et seq., as amended. The parties to this Agreement are the Initial Member and those additional Persons who are subsequently admitted as Members in accordance with the provisions of this Agreement. The parties intend by this Agreement to define their rights and obligations with respect to the Company’s governance and financial affairs and to adopt regulations and procedures for the conduct of the Company’s activities. Accordingly, for good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties agree as follows:

ARTICLE 1: DEFINITIONS

1.1 Scope. For purposes of this Agreement, unless the language or context clearly indicates that a different meaning is expressed or intended, all capitalized terms used herein have the meanings specified in this Article 1.

1.2 Defined Terms.

(a) “Act” means the Idaho Uniform Limited Liability Company Act, Tit. 30, Ch. 25, et seq., as amended.

(b) “Affiliate,” with respect to a Person, means (1) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Affiliate, (2) a Person who owns or controls at least Ten Percent (10%) of the outstanding voting interests of the Affiliate, (3) a Person who is an officer, director, manager or general partner of the Affiliate, or (4) a Person who is an officer, director, manager, general partner, trustee or owner of at least Ten Percent (10%) of the outstanding voting interests of an Affiliate described in clauses (1) through (3) of this sentence.

(c) “Agreement” means this Agreement, including any subsequent amendments thereto.

(d) “Bankruptcy” means the filing of a petition seeking liquidation, reorganization, arrangement, readjustment, protection, relief or composition in any state or federal bankruptcy, insolvency, reorganization or receivership proceeding.

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(e) “Capital Account” of a Member means the capital account maintained for such Member. The balance of the Capital Account of a Member, determined as set forth in Section 4.6 below, shall herein be referred to as the “Capital Account Balance.”

(f) “Certificate” means the Certificate of Formation filed with the Secretary of State to organize the Company as a limited liability company, including any subsequent amendments thereto.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h) “Contribution” means anything of value that a Member contributes to the Company as a prerequisite for, or in connection with, membership including (without limitation) any combination of cash, property, services rendered, a promissory note or any other obligation to contribute cash or property or render services.

(i) “Dissociation” means a complete termination of a Member’s membership in the Company due to an event described in Article 3 hereof.

(j) “Distribution” means the Company’s direct or indirect transfer of money or other property to a Member with respect to a Membership Interest.

(k) “Effective Date” means the date on which the Company’s existence as a limited liability company begins, as prescribed by the Act.

(l) “Entity” means an association, relationship or artificial person through or by means of which an enterprise or activity may be lawfully conducted, including, without limitation, a partnership, trust, limited liability company, corporation, joint venture, cooperative or association.

(m) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

(n) “Family,” with respect to a Member, means any individual(s) who are related to the Member by blood, marriage or adoption. For the purposes of this definition, an individual is related to the Member by marriage if the person is related by blood or adoption to the Member’s current spouse.

(o) “Initial Member” means the persons identified above as the Initial Member.

(p) “Majority” means more than Fifty Percent (50%) of the outstanding Membership Interests in the Company.

(q) “Manager” means a Person who is vested with authority to manage the Company in accordance with Article 5 hereof.

(r) “Member” means any Initial Member or any Person who is admitted as an additional or a substitute Member after the Effective Date, in accordance with Article 3 hereof.

(s) “Membership Interest” means a Member’s percentage interest in the Company. A Member’s ownership percentage in the Company, which consists of the Member’s right to share in profits, receive Distributions, participate in the Company’s governance and approve the Company’s acts under Article 5.4 hereof, participate in the designation and removal of the Manager and receive information pertaining to the Company’s affairs. A Member’s ownership percentage in the Company shall equal to a Member’s Capital Account balance divided by the aggregate Capital Account balance of all Members (it being understood that such ownership percentage may fluctuate and change from time to time). Changes in Membership Interests after the Effective Date, including, but not limited to, those changes necessitated by the admission and Dissociation of Members, will be reflected in the Company’s records. The allocation of Membership Interests as reflected in the Company’s records from time to time is presumed to be correct for purposes of this Agreement and the Act.

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(t) “Minimum Gain” means minimum gain as defined in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

(u) “Net Profits” means the Company’s monthly gross income less (1) the Company’s monthly operating expenses (including payment of outstanding debt (if any), administrative costs, legal expenses and accounting fees) (2) an allocation of income for a loan loss reserve; and (3) payment of the Asset Management Fee and any other fees to the Manager.

(v) “Net Assets Under Management” means the total Company assets, including notes (at book value), real estate owned (at the lower of cost or fair market value), accounts receivable, advances made to protect loan security, unamortized organizational expenses, cash and any other Company assets, less Company liabilities. The Asset Management Fee will typically be paid on the last day of each calendar month with respect to the Net Assets Under Management as of last day of such monthly.

(w) “Offering Circular” shall mean the Offering Circular of the Company, dated as of April 6, 2020, as amended from time to time.

(x) “Permitted Transferee,” with respect to a Member, means another Member, a member of the Member’s Family, or a trust for the benefit of the Member or a member of the Member’s Family.

(y) “Person” means a natural person or an Entity.

(z) “Profit,” as to a positive amount, and “Loss,” as to a negative amount, mean, for a Taxable Year, the Company’s income or loss for the Taxable Year, as determined in accordance with accounting principles appropriate to the Company’s method of accounting and consistently applied.

(aa) “Regulations” means proposed, temporary or final regulations promulgated under the Code by the U.S. Department of the Treasury, as amended from time to time.

(bb) “Servicer” refers to the servicer of the Company Loans.

(cc) “Subscription Agreement” means the Subscription Agreement included as Exhibit B to the Offering Circular.

(dd) “Taxable Year” means the Company’s taxable year as determined in Article 6 hereof.

(ee) “Transfer,” as a noun, means a transaction or event by which ownership of any Membership Interest is changed or encumbered, including, without limitation, a sale, exchange, abandonment, gift, pledge or foreclosure. “Transfer,” as a verb, means to affect a Transfer.

(ff) “Transferee” means a Person who acquires any Membership Interest by Transfer from a Member or another Transferee not admitted as a Member in accordance with Article 3 hereof.

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ARTICLE 2: THE COMPANY

2.1 Status. The Company is a limited liability company organized in the State of Idaho under the Act.

2.2 Name. The name of the Company is CIRCLE OF WEALTH FUND III LLC.

2.3 Term. The Company’s existence as a limited liability company will commence on the Effective Date and continue until dissolved herein pursuant to Article 7 below, unless sooner dissolved or terminated under the Act or as described herein.

2.4 Purpose. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act; provided that, subject to the foregoing, the Company presently intends to raise money through the offering of Membership Interests (the “Offering”) in order to: (i) make, fund, originate, refinance, purchase, sell and/or otherwise acquire loans (“Loans”) secured by first or junior position deeds of trust or mortgages on non-owner occupied residential and commercial properties located throughout the United States; and (ii) acquire, develop, rehabilitate, and/or hold and/or sell non-owner occupied residential real estate located throughout the United States.

2.5 Principal Place of Business. The Company’s principal place of business is located at: 701 E. Front Avenue, Floor 2, Coeur d’Alene, ID 83814.

2.6 Registered Agent and Registered Office. The Company’s registered office in the State of Idaho is located at: 701 E. Front Avenue, Floor 2, Coeur d’Alene, ID 83814, and its registered agent at that location is Daniel L. Wise. The Company may change its registered agent or registered office at any time for any reason (or no reason).

2.7 Qualification in Other Jurisdictions. The Manager may cause the Company to be qualified or registered in any jurisdiction in which the Company transacts business and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration.

ARTICLE 3: MEMBERSHIP

3.1 Identification.

(a) Members. A Person shall be admitted as a Member and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires Membership Interests in accordance with the provisions of this Agreement and the Offering Circular. A Person may become a Member only with the consent and approval of the Manager, whose consent may be denied or withheld in its sole and absolute discretion. The Manager will be the Initial Member of the Company. Upon admission of additional Members, the Manager may withdraw as a Member of the Company, but shall continue to serve as Manager. in addition, nothing contained herein shall be deemed to prohibit the Manager from increasing its interest in the Company on the same basis as any other Person. The Company is authorized to issue an unlimited number of Membership Interests, all of which shall be issued in accordance with the provisions of the Offering Circular and Article 3 of this Agreement.

(b) Additional and Substitute Members. The Company may admit additional or substitute Members with the sole approval of the Manager. Except as set forth herein, the Manager may withhold approval of the admission of any Person for any or no reason. The Manager will not permit any person to become a member until such person has agreed to be bound by all the provisions of this Operating Agreement as amended as of the date of the proposed admission, and the terms of the Offering Circular, and has delivered to the Company a completed Subscription Agreement along with payment in the amount of such investment.

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(c) Rights of Additional or Substitute Members. A Person admitted as an additional or substitute Member has all the rights and powers, and is subject to all the restrictions and obligations of a Member under this Agreement and the Act.

(d) General Rights of Members. Except to the extent expressly provided in this Agreement: (i) no Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution or termination of the Company may be considered as such by law and then only to the extent provided for in this Agreement; (ii) no Member shall have priority over any other Member as to the return of Capital Contributions or as to distributions, unless as set forth in this Agreement; and (iii) no Member, in its capacity as such, shall participate in the operation or management of the business of the Company, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company by reason of being a Member.

3.2 Restrictions on Transfer.

(a) Restrictions on Transfer. A Member may Transfer his, her or its Membership Interest only in compliance with this Article 3. Restrictions have been placed upon the ability of all Members to resell or otherwise dispose of any Membership Interest obtained or acquired hereunder including, without limitation, the following:

(1) The Membership Interests have not been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), in reliance upon the exemptions provided under Regulation A Tier II promulgated thereunder.

(2) There is no public market for the Membership Interests and none is expected to develop in the future. Even if a potential buyer could be found, Membership Interests may not be resold or transferred without satisfying certain conditions designed to comply with applicable tax and securities laws. A transferee must meet the same investor qualifications as the Members admitted during the Offering. Any potential buyer must be capable of bearing the economic risks of this investment with the understanding that Membership Interests may not be liquidated by resale or redemption and should expect to hold their Membership Interests as a long-term investment.

(b) Null and Void. An attempted Transfer of all or a portion of a Membership Interest that is not in compliance with this Article will be null and void. No Membership Interest may be transferred if, in the judgment of the Manager, a transfer would jeopardize the availability of exemptions from the registration requirements of federal securities laws, jeopardize the tax status of the Company as a limited liability company or, cause a termination of the Company for federal income tax purposes.

(c) Permitted Transfers. A Member may at any time Transfer one or more Membership Interests to a Permitted Transferee if, as of the date the Transfer takes effect, the Company is reasonably satisfied that all of the following conditions are met:

(1) The Member has obtained the prior written consent of the Manager; whose consent may be denied or withheld, in its sole and absolute discretion;

(2) the conditions listed above have been met;

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(3) the Transferee is a person with the same qualifications as the original Member;

(4) the Transfer, alone or in combination with other Transfers, will not result in the Company's termination for federal income tax purposes;

(5) the Transfer is the subject of an effective registration under, or exempt from the registration requirements of, applicable state and federal securities laws;

(6) the Company receives from the Transferee the information and agreements reasonably required to permit it to file federal and state income tax returns and reports; and

(d) Transferor’s Membership Status. If a Member Transfers less than all of his, her, or its Membership Interest, the Member’s rights with respect to the transferred portion of the Membership Interest, including the right to vote or otherwise participate in the Company’s governance and the right to receive Distributions, will terminate as of the effective date of the Transfer. However, the Member will remain liable for any obligation with respect to the transferred portion that existed prior to the effective date of the Transfer, including (without limitation) any costs or damages resulting from the Member’s breach of this Agreement. If the Member Transfers all of his, her or its Membership Interest, the Transfer will constitute an event of Dissociation.

(e) Transferee’s Status.

(1) Admission as a Member. A Member who Transfers one or more Membership Interests has no power to confer on the Transferee the status of a Member. A Transferee may be admitted as a Member only in accordance with the provisions of this Article. A Transferee who wishes to become a Member must make application in writing to the Company and provide evidence, as requested by the Company, of compliance with all conditions to admission, as set forth above. Prior to admission, each proposed member must execute and deliver a counterpart of this Agreement, as amended to date, or a separate written agreement to be bound hereby.

(2) Rights of Non-Member Transferee. A Transferee who is not admitted as a Member in accordance with the provisions of this Article: (i) has no right to vote or otherwise participate in the Company's governance; (ii) is not entitled to receive information concerning the Company's affairs or inspect the Company's books and records; (iii) with respect to the transferred Membership Interests, is entitled to receive the Distributions to which the Member would have been entitled had the Transfer not occurred; and (iv) is subject to the restrictions imposed by this Article to the same extent as a Member. Any provision of the Agreement permitting or requiring the Members to take action by vote or written approval of a specified percentage of the Membership Interests shall be deemed to mean only Membership Interests then owned by Members.

3.3 Redemptions and Withdrawals. Members will be required to hold their Membership Interests for a minimum of Twelve (12) months before they may request to withdraw from the Company and have their Membership Interests redeemed. Thereafter, a Member may request withdrawal from the Company and give at least Ninety (90) days’ prior written notice prior to the Manager. The Company will use its best efforts to return capital subject to, among other things, the Company’s then cash flow, financial condition, and prospective investments in assets. Furthermore, any Member requesting redemption will be responsible for any third-party costs incurred in effecting such redemption, including but not limited to, bank transaction charges, custody fees, and/or transfer agent charges (as applicable).

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A Member's redemption amount shall be based on the balance of Capital Account held with the Company in accordance with Section 4.6 below. In requesting for redemption, the Member shall specify the amount the Member requests to withdraw and shall be subject to the Manager's approval. While the Company intends to allow Members to request redemptions on an ongoing basis, the Company has imposed limitations on the amount of individual redemption requests per calendar quarter in order to maintain liquidity to satisfy redemption requests without impacting the Company’s ability to invest in Loans and properties. Accordingly, each request for withdrawal or redemption shall be limited to Twenty-Five Percent (25%) of such Member’s withdrawal request such that it will take at least Four (4) quarters for a Member to withdraw the requested amount; provided, however, that the maximum aggregate amount of capital that the Company will return to the Members each fiscal year is limited to Ten Percent (10%) of the total outstanding capital of the Company. Withdrawal requests will be processed by the Company on a first-come, first-served basis.

The above requirements regarding the withdrawal amount and the timing of any specific withdrawal may be modified by the Manager, in its sole and absolute discretion, based on, amongst other things, the Company's current cash flow, the amount of the Company's reserves, and the Company's then-current financial condition. However, in the event that the Company amends, suspends or terminates withdrawals, the Company will file an offering circular supplement and/or Form 1-U, as necessary, and inform Members of such amendment.

The Manager may at any time suspend the withdrawal of funds from the Company, upon the occurrence of any of the following circumstances: (i) whenever, as a result of events, conditions or circumstances beyond the control or responsibility of the Manager or the Company, disposal of the assets of the Company is not reasonably practicable without being detrimental to the interests of the Company or its Members, determined in the sole and absolute discretion of the Manager; or (ii) if the Manager has determined to dissolve the Company. Notice of any suspension will be given within Ten (10) business days from the time the decision was made to suspend distributions to any Member who has submitted a withdrawal request and to whom full payment of the redemption proceeds has not yet been remitted. If a redemption request is not rescinded by a Member following notification of a suspension, the redemption will be effected as of the last day of the calendar month in which the suspension is lifted.

3.4 Expulsion of a Member. At any time there are more than Two (2) Members, the Company may expel a Member, but only for cause. Cause for expulsion exists if the Member has materially breached this Agreement, is unable to perform the Member's material obligations under this Agreement, or if the Manager suspects the Member has violated federal or state law, rules, and regulations or the Member is under investigation by the federal, state, and/or local authorities, subject to the sole and absolute discretion and notwithstanding any of the withdrawal restrictions described herein. If a Member is expelled, that Member forfeits any and all rights to any accrued distribution during the interim quarter whether or not the withdrawal is partial or total. A Member's expulsion from the Company will be effective upon the Member's receipt of written notice of the expulsion.

3.5 Return of Capital. Subject to the terms contained herein, the Company may return all or a portion of a Member's capital at the Manager's discretion. Any such return of capital would not be considered a Distribution and would not be included in the determination of such Member's return on investment. However, any such return of capital would reduce the Member’s Membership Interest in the Company. Thus, if Manager elects to return all of Member’s capital, Member shall no longer be a Member in the Company and the Member would be considered to have withdrawn or to have elected redemption from the Company.

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3.6 Upon Dissociation. Dissociation from the Company occurs upon a Member’s expulsion, transfer or redemption of all of the Member’s Membership Interests, withdrawal or resignation (an “Event of Dissociation”). Upon the occurrence of an Event of Dissociation: (1) the Member's right to participate in the Company's governance, receive information concerning the Company's affairs and inspect the Company's books and records will terminate; and (2) unless the Dissociation resulted from the Transfer of the Member's Membership Interests, the Member will be entitled to receive the Distributions to which the Member would have been entitled as of the effective date of the Dissociation had the Dissociation not occurred. The Member will remain liable for any obligation to the Company that existed prior to the effective date of the Dissociation, including any costs or damages resulting from the Member's breach of this Agreement. Under most circumstances, the Member will have no right to any return of his or her capital prior to the termination of the Company unless the Manager elects to return capital to a Member. The effect of such Dissociation on the remaining Members who do not sell will be to increase their percentage share of the remaining assets of the Company, and thus their proportionate share of its future earnings, losses and Distributions. The reduction in the outstanding Membership Interests will also increase the relative voting power of remaining Members.

3.7 Verification of Membership Interest. Within Thirty (30) days after receipt of a Member's written request, the Company will provide such Member with a statement evidencing his, her, or its Membership Interest in the Company.

3.8 Manner of Action by Members.

(a) Meetings.

(1) Right to Call. The Manager, or any combination of Members holding in the aggregate more than Seventy-Five Percent (75%) of the total outstanding Membership Interest, may call a meeting of Members by giving written notice to all Members and the Manager not less than Thirty (30), or more than Sixty (60) days prior to the date of the meeting. The notice must specify the date, time and place of the meeting and the nature of any business to be transacted. A Member may waive notice of a meeting of Members orally, in writing, or by attendance at the meeting.

(2) Time and Place. Unless otherwise specified in the notice of meeting, all meetings shall be held at 2:00 p.m. on a regular business day of the Company, at the Company's principal place of business. No meeting may be held on a Sunday or legal holiday; at a time that is before 7:30 a.m. or after 9:00 p.m.; or at a place more than Sixty (60) miles from the Company's principal place of business.

(3) Proxy Voting. A Member may act at a meeting of Members through a Person authorized by signed proxy.

(4) Quorum. Members whose aggregate holdings exceed a Majority of the outstanding Membership Interest will constitute a quorum at a meeting of Members. No action may be taken in the absence of a quorum.

(5) Required Vote. Except with respect to matters for which a greater minimum vote is required by the Act or this Agreement, the vote of Members present whose aggregate holdings exceed a Majority of the outstanding Membership Interests will constitute the act of the Members at a meeting of Members.

(b) Written Consent. The Members may act without a meeting by written consent describing the action and signed by Members whose aggregate holdings of the Membership Interest equal or exceed the minimum that would be necessary to take the action at a meeting at which all Members were present.

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3.9 Limitation on Individual Authority. A Member who is not also the Manager has no authority to bind the Company. A Member whose unauthorized act obligates the Company to a third party will indemnify the Company for any costs or damages the Company incurs as a result of the unauthorized act.

3.10 Negation of Fiduciary Duties. A Member who is not also the Manager owes no fiduciary duties to the Company or to the other Members solely by reason of being a Member.

3.11 Obligations and Liabilities of the Company. Excepted as otherwise provided in the Act, the debts, obligations, and liabilities of the Company, whether arising in tort, contract, or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligations, or lability of the Company solely by reason of being a Member.

3.12 ERISA Considerations. The Manager intends to limit the equity participation by “benefit plan investors” (as defined in Section 3(42) of ERISA) in the Company to less than Twenty-Five Percent (25%) of Membership Interests in the Company, to the extent required.

3.13 Redemptions in Connection with ERISA. Notwithstanding any provision contained herein to the contrary, upon demand by the Manager, the Company shall redeem any or all of the Membership Interests held any by Member in order for the Company to remain exempt from the ERISA plan asset regulations.

ARTICLE 4: FINANCE

4.1 Contributions.

(a) Initial Member. The Manager will be the Initial Member of the Company. The Capital Contributions made to the Company by the Members are set forth on Schedule 1 to this Agreement. The Company will amend Schedule 1 from time to time to reflect additional Capital Contributions made to the Company.

(b) Additional Members. The Company may admit additional or substitute Members with the sole approval of the Manager. Except as set forth herein, the Manager may withhold approval of the admission of any Person for any or no reason. The Manager will not permit any person to become a member until such person has agreed to be bound by all the provisions of this Agreement as amended as of the date of the proposed admission, and the terms of the Offering Circular, and has delivered to the Company a completed Subscription Agreement along with payment in the amount of such investment. Members’ subscription funds will be deposited to the operating bank account of the Company and Membership Interests will be issued to such Members.

(c) Additional Contributions. The Company may authorize additional Contributions at such times and on such terms and conditions as it determines to be in its best interest. Absent the Company's authorization, no Member is permitted to make additional Contributions.

(d) Contributions Not Interest Bearing. A Member is not entitled to interest or other compensation with respect to any cash or property the Member contributes to the Company.

4.2 Allocation of Profit and Loss. After giving effect to special allocations, if any, the Company's Profit or Loss for a Taxable Year, including the Taxable Year in which the Company is dissolved, will be allocated among the Members in proportion to their Capital Account Balances during the applicable tax reporting period.

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4.3 Tax Allocations. For federal income tax purposes, unless the Code otherwise requires, each item of the Company's income, gain, loss or deduction will be allocated to the Members in proportion to their allocations of the Company's Profit or Loss.

4.4 Distributions.

(a) The Preferred Return. Members will generally be eligible to receive a non-cumulative annualized preferred return (the “Preferred Return”) on their investment, calculated and payable at the end of each month (and prorated as applicable for the amount of time that a Member was a member of the Company during such month). The Preferred Return will be payable prior to any profit participation by the Manager (however, all expenses and fees other than profit participation will be paid to the Manager and any allocation of income for a loan loss reserve will be made prior to the distribution of the Preferred Return). The Preferred Return for any Member shall be equal to an annualized rate of Six Percent (6%), calculated and payable on a monthly basis. All Preferred Returns shall be distributed after payment of all expenses and fees and to the extent that cash is available, and provided that such distribution will not impact the continuing operations of the Company, as determined by the Manager in its sole and absolute discretion. If the Company is unable to pay to Members the full Preferred Return in any accounting period, the shortfall shall neither cumulate nor compound into the following accounting period, and the Company shall not be required to pay the shortfall in any succeeding accounting period.

In addition, in the event that the Company does not have funds available to pay the Preferred Return, the payment of the Preferred Return may be delayed until such funds are available, at the sole and absolute discretion of the Manager.

(b) Distribution of Net Profits. Any Net Profits in excess of the Preferred Return shall be distributed to Members on a monthly basis (and pro-rated for the amount of time that a Member was a member of the Company) as follows: Fifty Percent (50%) of the Net Profits of the Company shall be distributed to the Members on a pro-rata basis, and the remaining Fifty Percent (50%) of the Net Profits of the Company shall be distributed to the Manager. Net Profits shall only be distributed to the extent cash is available and provided that said distributions will not impact the continuing operation of the Company, subject to the sole and absolute discretion of the Manager.

(c) Each Member has the option of receiving cash distributions for his, her or its share of the earnings of the Company that is payable to the Member, or having such amount(s) credited to his, her or its Capital Account and reinvested in the Company to increase such Member’s Membership Interest. However, notwithstanding the foregoing, the Manager reserves the right to commence making cash distributions at any time to any Member(s) in order for the Company to remain exempt from the ERISA plan asset regulations.

(d) By the end of the Company's fiscal year, the Manager will make every effort to have distributed to each Member the amount of Profit or Loss that will be allocated to that Member on the Schedule K-1 that he, she, or it receives for income tax reporting. However, the amount of income reported to each Member on his, her, or its Schedule K-1 may differ somewhat from the actual cash Distributions made during the fiscal year covered by the Schedule K-1 due to, among other things the loan loss reserve and factors unique to the tax accounting of limited liability companies, such as the treatment of investment expense.

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4.5 Reinvestment Election. Members must elect to (a) receive cash with respect to the monthly income distributions from the Company in the amount of that Member’s share of cash available for distribution, including the Preferred Return due to the Member, or (b) allow the reinvestment through purchase of additional Membership Interests at the price of One Thousand Dollars ($1,000) with respect to the monthly income distributions from the Company in the amount of that Member’s share of cash available for distribution, including the Preferred Return due to the Member. Fractional interests may be purchased by the Member who has elected to reinvest through the purchase of additional Membership Interests. Members must elect to receive cash or reinvest all of their monthly income distributions, including their Preferred Returns. No partial reinvestment is permitted. If no election is made, then the monthly income distribution and a Preferred Return will be automatically reinvested into the Company to purchase additional Membership Interests.

Notwithstanding the foregoing, reinvestments will be allowed to the extent that the Offering is qualified with the SEC and provided that such reinvestments do not exceed the offering amount that may be sold in any given Twelve (12) month period in accordance with Regulation A, Tier II requirements.

Members may change their election at any time upon Thirty (30) days written notice to the Company. Upon receipt and after the Thirty (30) day notice has occurred, the Member’s election shall be changed and reflected on the following first day of the month in which the Member is entitled to receive a distribution. Notwithstanding the preceding sentences, the Manager may at any time immediately commence with income distributions in cash only (hence, suspending the reinvestment option for such Member(s)) to any Member(s) in order for the Company to remain exempt from the ERISA plan asset regulations.

4.6 Capital Accounts.

(a) General Maintenance. The Company will establish and maintain a Capital Account for each Member on a monthly basis. A Member's Capital Account Balance will be:

(1) increased by: (i) the amount of any money the Member contributes to the Company's capital (including reinvestment of his, her, or its portion of distribution); and (ii) the Member's share of the Company’s Profits and any separately stated items of income or gain; and

(2) decreased by: (i) the amount of any money the Company distributes to the Member; (ii) the Member's share of the Company’s Losses and any separately stated items of deduction or loss; and (iii) the amount of any withdrawals or redemption made by the Members in accordance with Section 3.3 above.

(b) Transfer of Capital Account. A Transferee of Membership Interests succeeds to the portion of the transferor's Capital Account that corresponds to the portion of the Membership Interest that is the subject of the Transfer.

(c) Compliance with Code. The requirements of this Article are intended and will be construed to ensure that the allocations of the Company's income, gain, losses, deductions and credits have substantial economic effect under the Regulations promulgated under Section 704(b) of the Code.

ARTICLE 5: MANAGEMENT

5.1 Representative Management. The Company will be managed by One (1) Manager. By execution of this Agreement, and without prejudice to the right of the Members to remove the Manager as set forth in Article 5, the Initial Members and each Person hereafter admitted as a Member, other than Transferees, shall be deemed to have elected such Manager. The initial manager of the Company shall be: Secured Investment Corp., a Wyoming corporation.

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5.2 Time Devoted to Business. The Manager will devote to the Company’s activities the amount of time reasonably necessary to discharge the Manager’s responsibilities.

5.3 Powers and Authority.

(a) General Scope. Except for matters on which the Members’ approval is required by the Act or this Agreement, the Manager has full power, authority and discretion to manage and direct the Company’s business, affairs and properties, including the specific powers referred to in paragraph (b), below.

(b) Specific Powers.

(1) The Manager is authorized on the Company's behalf to make all decisions as to (i) the development, sale, lease or other disposition of the Company's assets; (ii) the origination and purchase of loans or any other assets of all kinds; (iii) the acquisition, purchase, leasing, and/or sale of properties or any other assets of all kinds; (iv) the management of all or any part of the Company's assets and business; (v) the borrowing of money and the granting of security interests in the Company's assets (including loans from Members) as, and only if, provided for in the Offering Circular; (vi) the prepayment, refinancing or extension of any mortgage affecting the Company's assets; (vii) the compromise or release of any of the Company's claims or debts; (viii) the employment of Persons for the operation and management of the Company's business; and (ix) all elections available to the Company under any federal or state tax law or regulation.

(2) The Manager on the Company's behalf may execute and deliver (i) all contracts, conveyances, assignments, leases, subleases, franchise agreements, licensing agreements, management contracts and maintenance contracts covering or affecting the Company's assets; (ii) all checks, drafts and other orders for the payment of the Company's funds; (iii) all loan documents including, without limitation, promissory notes, mortgages, deeds of trust, security agreements and other similar documents; (iv) all articles, certificates and reports pertaining to the Company's organization, qualification and dissolution; (v) all tax returns and reports; and (vi) all other instruments of any kind or character relating to the Company's affairs.

5.4 Required Member Approval. Except as specifically provided herein, without the approval of the Members holding a Majority of the issued and outstanding Membership Interests, the Company may not take any action with respect to: (a) the Company's merger with or conversion into another Entity; (b) causing the Company to incur debt which would exceed the amount provided for in the Offering Circular; or (c) a transaction, not expressly permitted by this Agreement or Offering Circular, involving a conflict of interest between the Manager and the Company

5.5 Duties of Manager.

(a) Fiduciary Duty. The Manager shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in the Manager's possession or control. Except as expressly permitted herein, or by subsequent approval of the Members, the Manager shall not employ, or permit another to employ Company funds or assets in any manner except for the exclusive benefit of the Company.

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(b) Standard of Care.

(1) Exculpation. The Manager will not be liable to the Company or any Member for an act or omission done in good faith to promote the Company's best interests, unless the act or omission constitutes gross negligence, fraud, bad faith, intentional misconduct, or a knowing violation of law.

(2) Justifiable Reliance. The Manager may rely on the Company's records maintained in good faith and on information, opinions, reports or statements received from any Person pertaining to matters the Manager reasonably believes to be within the Person's expertise or competence.

(c) Competing Activities. The Manager may participate in any business or activity without accounting to the Company or the Members. Each Member waives the benefit of the corporate opportunity doctrine, on his or her own behalf and on behalf of the Company, and agrees that the Manager may deal in other real estate transactions for its own account and/or for the accounts of others without any requirement to account to the Company for such dealings.

(d) Self-Dealing. In addition to the transactions expressly permitted by this Agreement, the Manager may enter into business transactions with the Company if the terms of the transaction are no less favorable to the Company than those of a similar transaction with an independent third party, including without limitation selling loans to, and buying loans from, the Company.

(e) Specific Transactions. Without limiting the generality of the foregoing, it is hereby acknowledged and agreed that the Manager shall be permitted to bargain for and accept the following transactions connected with the business of the Company, subject to the terms of any other agreement among the Members.

(1) Loan Origination Fees and Lender Discount Points. Origination and lender discount points (“Origination Fees”) are generally collected from borrowers by the Manager, as Cogo Capital on behalf of the Fund. Origination Fee will be shared between the Manager and the Company, as further outlined below. Origination Fees consist of loan processing fees, underwriting fees, document preparation fees, escrow fees, disbursement fees, warehousing fees, administration fees and other similar charges. In addition, the Manager reserves the right to modify the Origination Fee at any time for any reason (or no reason), without Members’ consent, based upon changes in prevailing market rates charged by the Company’s competitors.

(2) Loan Servicing. The Company presently anticipates that all Company Loans will be serviced (i.e., loan payments collected and other services relating to the loan) by the Manager operating under the fictitious business name of Lake City Servicing (in its capacity as Servicer), who shall be entitled to a fee for servicing the Company Loans. Loan servicing consists of the administrative aspects of a Loan from the time when funds are dispersed until the loan is paid in full. Loan servicing includes, without limitations, sending monthly payment statements, collecting payments, maintaining records of payments and balances, collecting and paying taxes and insurance (where applicable), and following up on delinquencies and other similar activities. Notwithstanding the foregoing, the Manager may, at its sole and absolute discretion, appoint an Affiliate or third-party loan servicer to service the Company Loans. To the extent that it is applicable, the Manager will oversee the activities and performance of the Servicer.

(3) Purchase of Existing Loans. When the Company purchases an existing loan (or pool of loans) from a third party, the Manager or Affiliate will be paid a fee comparable to a loan Origination Fee.

(4) Loan Extension and Modification Fees. Loan extension and modification fees (collectively referred to as “Extension Fees”) are collected from borrower and payable to the Manager, as part of the Manager’s compensation, as outlined below.

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(5) Loan Processing, Loan Documentation, and Other Similar Fees. Loan processing, documentation and other similar fees are collected from the borrower and payable to the Manager at prevailing industry rates as part of the Manager’s compensation.

(6) Default Fees. Default fees in the amount of Five Hundred Dollars ($500) paid by borrowers will be payable to the Manager in its capacity as Servicer.

(7) Late Fees and Late Charges. Late fees and late charges paid by borrowers will be shared between the Company and the Manager, as outlined below.

(8) Other Loan Fees. All fees paid by borrowers on account of the Loans will be payable to the Manager doing business as Lake City Servicing, including, but not limited to, all forbearance fees, collection fees, prepayment penalties, default interest, and all other similarly related fees incurred by borrowers (including, but not limited to, other fees authorized by loan documents for work performed regarding the subject Loan). In addition, beneficiary statements and pay-off demands, overnight charges, non-sufficient funds (“NSF”) fees, reconveyance fees, advancing fees, demand fees, and other similarly related fees incurred by borrowers will also be payable to the Manager under the fictious business name of Lake City Servicing, as set forth in Section 5.7 below.

(9) Rehabilitation Fees. In the event the Company acquires ownership of distressed real property, whether through foreclosure or otherwise, the Company may decide to rehabilitate the property to lease and/or sell. To rehabilitate the property, the Company will primarily retain the services of Arnold Professional Holdings, Inc., an Idaho corporation (“Arnold Professional Holdings”). Arnold Professional Holdings is an Affiliate of the Manager, and is licensed, bonded, and insured as a general contractor in Washington. Notwithstanding the foregoing, the Company may, at its sole discretion, retain the services of a third-party general contractor, and such cost of rehabilitation will be an expense to the Company.

(10) Real Estate Commissions. In the event the Company acquires ownership of any real property, whether by foreclosure or otherwise, and the Manager decides to sell it, the Manager or its Affiliates, including The Lee Arnold Tea, LLC, shall be allowed to broker the sale and receive real estate commissions (“Real Estate Commissions”) from the Company. In addition, the Manager may pay a referral fee ranging from Twenty Percent (20%) to Forty Percent (40%) of the Real Estate Commissions paid to the Manager to third party sales agents for properties where the Manager does not presently operate in.

(11) Property Management. In the event that the Company acquires any real property, the Manager may cause the Company to engage a third party to provide property management services with respect to such real property, or may elect to provide such services itself (or through an Affiliate of the Manager).

(12) Reimbursement of Business Expenses. The Company shall pay its own general administrative and operating expenses, which may include, without limitation, legal expenses, accounting costs for the Company, and/or marketing expenses. It shall reimburse the Manager for any expenses incurred by the Manager that are properly considered ordinary and reasonable business expenses of the Company (and the Manager’s administrative and/or operating expenses). This operating expense reimbursement fee will be calculated as of the first day of the month with regards to the aggregate capital in the Fund as of that day and paid out as of the first day of the following month.

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5.6 Indemnification of Manager. Except as limited by law, the Company shall indemnify the Manager for all expenses (including, without limitation, legal fees and costs), losses, liabilities and damages the Manager actually and reasonably incurs in connection with the defense or settlement of any action arising out of or relating to the conduct of the Company's activities, except an action with respect to which the Manager is adjudged to be liable for fraud, bad faith, willful misconduct, and/or breach of a fiduciary duty owed to the Company or the Members under the Act or this Agreement. Therefore, Members may have a more limited right of action than they would have absent these provisions in the Operating Agreement. The Company shall advance the costs and expenses of defending actions against the Manager arising out of or relating to the management of the Company, provided it first receives the written undertaking of the Manager to reimburse the Company if ultimately found not to be entitled to indemnification. A successful indemnification of the Manager or any litigation that may arise in connection with the Manager’s indemnification could deplete the assets of the Company. Members who believe the Manager has engaged in conduct resulting in fraud, willful misconduct, bad faith, or breach of the Manager’s fiduciary duty, should consult with their own legal counsel.

5.7 Compensation to Manager and Affiliates. The Company will compensate the Manager as follows for services rendered to or on behalf of the Company:

(a) Asset Management Fee. The Manager shall earn an annual asset management fee (“Asset Management Fee”) of One and Three-Quarters of One Percent (1.75%) of Net Assets Under Management, calculated and payable monthly. The Asset Management Fee will typically be paid on the last day of each calendar month with respect to the Net Assets Under Management as of last day of such month.

(b) Profit Participation. The Manager shall participate in the distribution of any excess Net Profits as follows: after distribution of the Preferred Return to the Members, the Manager shall receive Fifty Percent (50%) of all Net Profits on a monthly and non-cumulative basis.

(c) Loan Origination Fees and Lender Discount Points. At closing of the Loan Origination Fee are collected from borrowers by the Manager in the amount of Nine Hundred and Ninety-seven Dollars ($997) for every Three Hundred Thousand Dollars ($300,000) principal Loan amount. Origination Fees shall be shared between the Manager and Fund as follows: Eighty Percent (80%) of Origination Fees will be payable to the Manager and Twenty Percent (20%) of the fees will be payable to the Company. The Manager reserves the right to modify the Origination Fee at any time for any reason (or no reason), without Members’ consent, based upon changes in prevailing market rates charged by the Company’s competitors.

(d) Purchase of Existing Loans. When the Company purchases an existing loan (or pool of loans) from a third party, the Manager or Affiliate will be paid a fee comparable to a loan Origination Fee.

(e) Loan Servicing Fee. At closing of the Loan the borrower will pay directly to the Manager as a closing cost: Two Hundred Dollars ($200) servicing set-up fee (one-time fee) and a non-refundable fee equal to Fifteen Dollars ($15) multiplied by the number of months of the term of the Loan. The Company will not receive any of the servicing fees paid by borrowers at closing. The Company will pay Manager the following loan servicing fee to service the loan during the life of the loan: (i) Twenty Dollars ($20) for each loan, payable monthly, if the principal amount of the Loan is less than $500,000.00; or (ii) Thirty Dollars ($30) for each loan, payable monthly, if the principal amount of the Loan is equal to or greater than $500,000.00. While the aggregate fee payable by the Company is listed above, this fee may vary depending on the size of the loan amount and the loan term. In addition, if the Manager decides to retain the services of a third-party loan servicing company, the loan servicing fee may vary from the one listed herein based upon the contract amount charged by a third-party servicing company. The Company will update the loan servicing fee in the event the Manager decides to retain the services of a third-party loan servicing company.

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(f) Loan Extension and Modification Fees. Extension Fees are collected from borrowers and payable to the Manager. Extension Fess are in the amount of Two Hundred and Fifty Dollars ($250) for a three-month extension of the Loan term; Five Hundred Dollars ($500) for a six-month extension of the Loan term; and One Thousand Dollars ($1,000) for One (1) year extension. Notwithstanding the foregoing, Extension Fees could be higher or lower depending on market rates and conditions.

(g) Loan Processing, Loan Documentation, and other Similar Fees. Loan processing fees, document preparation fees and other similar fees collected from the borrower shall be payable to a third party in the amount of Two Hundred Dollars ($200). Such fees will be payable at the Loan closing.

(h) Default Fees. Default fees in the amount of Five Hundred Dollars ($500) paid by borrowers will be payable to the Manager in its capacity as Servicer.

(i) Late Fees and Late Charges. Late fees and late charges paid by borrowers will be shared between the Company and the Manager as follows: Fifty Percent (50%) of the late fees and charges will be payable to the Company and Fifty Percent (50%) of the late fees and charges will be payable to the Manager.

(j) Other Loan Fees. All fees paid by borrowers on account of the Loans will be payable to the Manager doing business as Lake City Servicing, including, but not limited to, all forbearance fees, collection fees, prepayment penalties, default interest, and all other similarly related fees incurred by borrowers (including, but not limited to, other fees authorized by loan documents for work performed regarding the subject Loan). In addition, beneficiary statements and pay-off demands (Fifty Dollars ($50) per request), overnight charges, non-sufficient funds (“NSF”) fees of One Hundred Dollars ($100), reconveyance fees of Thirty Five Dollars ($35), advancing fees, demand fees, and other similarly related fees incurred by borrowers will also be payable to the Manager under the fictious business name of Lake City Servicing.

(k) Rehabilitation Fees. In the event the Company acquires ownership of distressed real property, the Company may decide to rehabilitate the property to lease and/or sell. To rehabilitate the property, the Company will primarily retain the services of Arnold Professional Holdings, Inc., an Idaho corporation (“Arnold Professional Holdings”). Arnold Professional Holdings is an Affiliate of the Manager, and is licensed, bonded, and insured as a general contractor in Washington. Arnold Professional Holdings will provide general construction services to the Company, including repairing, renovation, or improvement of the property, and shall be entitled to a fee based on the prevailing industry rate, as agreed between the Manager and Arnold Professional Holdings. Notwithstanding the foregoing, the Company may, at its sole discretion, retain the services of a third-party general contractor, and such cost of rehabilitation will be an expense to the Company.

(l) Real Estate Commissions. The Manager or its Affiliates may earn real estate commissions (“Real Estate Commissions”) to list and sell real estate that the Company has acquired through foreclosure or otherwise. The Manager or its Affiliates, including The Lee Arnold Team, LLC, may generally earn up to Six percent (6%) of such a sale. In addition, the Manager may pay a referral fee ranging from Twenty Percent (20%) to Forty Percent (40%) of the Real Estate Commissions paid to the Manager to third party sales agents for properties located in states where the Manager does not presently operate in.

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(m) Property Management Fee. The Manager may cause the Company to engage a third party to provide property management services with respect to properties acquired by the Company, or may elect to provide such services itself (or through an Affiliate of the Manager). In the event that the Manager (or an Affiliate thereof) provides any such property management services, the Company shall pay the Manager or its applicable Affiliate a market-rate property management fee.

(n) Reimbursement of Expenses.

(i) Organization and Formation Expenses. The Manager has agreed to pay for all legal costs associated with the organization of the Offering. Notwithstanding the foregoing, the Company intends to reimburse the Manager for any non-legal organization and Offering costs and expenses incurred on behalf of the Company, which are approximately Ten Thousand Dollars ($10,000).

(ii) Operating Expenses. The Company shall pay its own general administrative and operating expenses, which may include, without limitation, legal expenses, accounting costs for the Company, and/or marketing expenses. It shall reimburse the Manager for any expenses incurred by the Manager that are properly considered ordinary and reasonable business expenses of the Company. This operating expense reimbursement fee will be calculated as of the first day of the month with regards to the aggregate capital in the Fund as of that day and paid out as of the first day of the following month.

(i) The Company will bear the cost of the annual tax preparation of the Company's tax returns, any state and federal income tax due, and any required independent audit reports required by agencies governing the business activities of the Company.

(j) The definition of Manager’s Fees includes all the fees described in “Compensation to Manager and Affiliates”.

(k) The Manager may, but has no obligation to, defer all or a portion of the Manager’s Fees. In such event, the Manager will be entitled to recover the deferred fees at a later time within the same calendar year only.

5.8 Tenure.

(a) Term. The Manager will serve until the earlier of (1) the Manager’s resignation; (2) the Manager’s removal; (3) as to a Manager who is a natural person, the Manager’s death or adjudication of incompetency; and (4) as to a Manager that is an Entity, the Manager’s dissolution. In any such event, Members representing a Majority of the Membership Interest outstanding shall promptly elect a successor as Manager; provided, however if the then Manager desires to appoint an Affiliate as the new Manager, then such Affiliate may become the Manager without Member approval.

(b) Resignation. The Manager at any time may resign by written notice delivered to the Members at Thirty (30) days prior to the effective date of the resignation. Members may elect a replacement Manager with a Majority vote, provided, however if the then Manager desires to appoint an Affiliate as the new Manager, then such Affiliate may become the Manager without Member approval.

(c) Removal. The Members may remove the Manager if: (1) the Manager is convicted or found liable for an act of gross negligence or fraud which materially lowers the net asset value of the Company, and (2) the holders of at least a Majority of the outstanding Membership Interests vote in favor of such removal. A successor manager of the Company may only be elected by the Members, provided that if the then-current Manager appoints an Affiliate as the successor Manager then no vote or consent of the Members shall be required unless expressly mandated by applicable Idaho law.

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ARTICLE 6: RECORDS AND ACCOUNTING

6.1 Maintenance of Records.

(a) Required Records. The Company will maintain, at its registered office in Idaho, such books, records and other materials as are reasonably necessary to document and account for its activities, including without limitation, those required to be maintained by the Act.

(b) Member Access. A Member and the Member's authorized representative will have reasonable access to, and may inspect and copy, all books, records and other materials pertaining to the Company or its activities so long as it does not violate another member’s right to privacy or confidentiality. The exercise of such rights will be at the requesting Member's expense.

(c) Confidentiality. No Member or Manager will disclose any information relating to the Company or its activities to any unauthorized person or use any such information for his or her or any other Person's personal gain.

6.2 Financial Accounting.

(a) Accounting Method. The Company will account for its financial transactions using the accrual basis method of accounting. The Manager reserves the right to change such methods of accounting upon written notice to Members.

(b) Taxable Year. The Company's Taxable Year is the calendar year.

6.3 Reports.

(a) Members. Annual reports concerning the Company’s business affairs, including the Company’s annual income tax return, will be provided to Members who request them in writing. Each Member will receive his, her, or its respective K-1 Form as required by applicable law. The Manager may, at its sole and absolute discretion, designate any Person to provide tax and accounting advice to the Company, at any time and for any reason.

(b) Periodic Reports. The Company will complete and file any periodic reports required by the Act or the law of any other jurisdiction in which the Company is qualified to do business.

6.4 Tax Compliance.

(a) Withholding. If the Company is required by law or regulation to withhold and pay over to a governmental agency any part or all of a Distribution or allocation of Profit to a Member:

(1) the amount withheld will be considered a Distribution to the Member; and

(2) if the withholding requirement pertains to a Distribution in kind or an allocation of Profit, the Company will pay the amount required to be withheld to the governmental agency and promptly take such action as it considers necessary or appropriate to recover a like amount from the Member, including offset against any Distributions to which the Member would otherwise be entitled.

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(b) Tax Matters Partner. The Manager, or a Person designated by the Manager, shall act as the "Tax Matters Partner" pursuant to Section 6231(a)(7) of the Code. The Tax Matters Partner will inform the Members of all administrative and judicial proceedings pertaining to the determination of the Company's tax items and will provide the Members with copies of all notices received from the U.S. Internal Revenue Service regarding the commencement of a LLC-level audit or a proposed adjustment of any of the Company's tax items. The Tax Matters Partner may extend the statute of limitations for assessment of tax deficiencies against the Members attributable to any adjustment of any tax item. The Company will reimburse the Tax Matters Partner for reasonable expenses properly incurred while acting within the scope of the Tax Matters Partner's authority.

ARTICLE 7: DISSOLUTION

7.1 Events of Dissolution. The Company will continue until (a) dissolved herein pursuant to Article 7 below, unless sooner dissolved or terminated under the Act or as described herein; (b) the sale or other disposition of all or substantially all the assets of the Company; (c) any event that makes the Company ineligible to conduct its activities as a limited liability company under the Act; or (d) otherwise by option of law.

7.2 Effect of Dissolution.

(a) Appointment of Liquidator. Upon the Company's dissolution, the Manager (unless unwilling or unable to serve as such) shall serve as liquidator, and as such will wind up and liquidate the Company in an orderly, prudent and expeditious manner in accordance with the following provisions of this Article. While serving as liquidator, the Manager shall have the same authority, powers, duties and compensation as before dissolution, except that the liquidator shall not acquire any additional assets for the Company, and shall use its best efforts to liquidate the Company's existing assets as rapidly as is consistent with receiving the fair market value thereof. If the Manager is unwilling or unable to serve as liquidator, or has resigned or been removed, the Members shall elect another person, who may be a Member, to serve as liquidator.

(b) Distributions Upon Dissolution. The Company will not cease to exist immediately upon the occurrence of an event of dissolution, but will continue until its affairs have been wound up. Upon dissolution of the Company, the Manager will wind up the Company’s affairs by liquidating the Company's assets as promptly as is consistent with obtaining the fair market value thereof, either by sale to third parties or by collecting loan payments under the terms of the loan(s) until a suitable sale can be arranged. All funds received by the Company shall be applied to satisfy or provide for Company debts and liabilities and the balance, if any, shall be distributed to Members on a pro-rata basis.

(c) Time for Liquidation. The Company will not immediately cease to exist upon the occurrence of an event causing its dissolution, but will continue until its affairs have been wound up. It is acknowledged and agreed that the assets of the Company are illiquid, and will take time to sell. The liquidator shall liquidate the Company's assets as promptly as is consistent with obtaining the fair market value thereof, either by sale to third parties or by collecting loan payments under the terms of the loans. Due to high prevailing interest rates or other factors, the Company could suffer reduced earnings (or losses) if a substantial portion of its loan portfolio remains and must be liquidated quickly during the winding up period. Members who sell their Membership Interests prior to any such liquidation will not be exposed to this risk. Conversely, if prevailing interest rates have declined at a time when the loan portfolio must be liquidated, unanticipated profits could be realized by those Members who remained in the Company until its termination.

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(d) Final Accounting. The liquidator will make proper accountings, (1) to the end of the month in which the event of dissolution occurred, and (2) to the date on which the Company is finally and completely liquidated.

(e) Duties and Authority of Liquidator. The liquidator will make adequate provision for the discharge of all of the Company's debts, obligations and liabilities. The liquidator may sell, encumber or retain for distribution in kind any of the Company's assets. Any gain or loss recognized on the sale of assets will be allocated to the Members' Capital Accounts in accordance with the provisions of Article 4. With respect to any asset the liquidator determines to retain for distribution in kind, the liquidator will allocate to the Members' Capital Accounts the amount of gain or loss that would have been recognized had the asset been sold at its fair market value.

(f) Final Distribution. The liquidator will distribute any assets remaining after the discharge or accommodation of the Company's debts, obligations and liabilities to the Members in proportion to their Capital Accounts. The liquidator will distribute any assets distributable in kind to the Members in undivided interests as tenants in common. A Member whose Capital Account is negative will have no liability to the Company, the Company's creditors or any other Member with respect to the negative balance.

(g) Required Filings. The liquidator will file with the appropriate Secretary of State such statements, certificates and other instruments, and take such other actions, as are reasonably necessary or appropriate to effectuate and confirm the cessation of the Company's existence.

ARTICLE 8: GENERAL PROVISIONS

8.1 Amendments. Except as otherwise provided herein, the Manager or the Majority of Members may propose, for consideration and action, an amendment to this Agreement, and a proposed amendment will become effective at such time as it is approved by the Members holding a Majority of the outstanding Membership Interests. Notwithstanding the foregoing, the Manager may amend this Agreement from time to time; provided, however, that any amendment that materially or adversely affects the rights of the Members to receive distributions, withdraw from the Company or their voting rights shall require the consent of the Manager and Majority of the Members.

(a) Amendments to be Adopted solely by the Manager. The Manager may, without the approval of any Member, amend any provisions of this Agreement, and execute, deliver, file and/or record all necessary documents that may be required in connection therewith (and any such amendment shall not be deemed to affect the Members disproportionally, materially or adversely affect the rights of the Members), as follows:

(i) a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

(ii) the admission, substitution, withdrawal or removal of Members in accordance with this Agreement;

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(iii) a change in the fiscal year or taxable year of the Company and any other changes that the Manager determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Company;

(iv) a change that, in the sole discretion of the Manager, it determines: (i) does not adversely affect the Members; (ii) to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Act), or (iii) is required to effect the intent expressed in any Offering document or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement; and

(v) The Manager shall have the authority to execute and file any amendment to the Certificate required by the Act that it determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Idaho or any other state in which the Company may elect to do business or own property. The Company shall not be required, before or after filing, to deliver or mail a copy of the Certificate, any qualification document or any amendment thereto to any Member. If any such amendment results in inconsistencies between the Certificate and this Agreement, this Agreement will be considered to have been amended in the specifics necessary to eliminate fine inconsistencies.

8.2 Power of Attorney. Each Member appoints the Manager, with full power of substitution, as the Member's attorney-in-fact, to act in the Member's name to execute and file (a) all certificates, applications, reports and other instruments necessary to qualify or maintain the Company as a limited liability company in the states and foreign countries where the Company conducts its activities, (b) all instruments that effect or confirm changes or modifications of the Company or its status, including, without limitation, amendments to the Certificate, and (c) all instruments of transfer necessary to effect the Company's dissolution and termination. The power of attorney granted by this Article is irrevocable, coupled with an interest and shall survive the death of the Member.

8.3 Binding Arbitration. Either Member, Manager or the Company may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this section (this “Arbitration Provision”). The arbitration shall be conducted in the State of Idaho in the Coeur d’Alene area. As used in this Arbitration Provision, “Claim” shall include any past, present, or future claim, dispute, or controversy involving Member (or persons claiming through or connected with Member), on the one hand, and the Company, on the other hand, relating to or arising out of this Agreement, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of sub-section (iv) below) the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. This Arbitration Provision applies to claims under the U.S. federal securities laws and to all claims that that are related to the Company, including with respect to this offering, our holdings, the common shares, our ongoing operations and the management of our investments, among other matters. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.

(i) The party initiating arbitration shall do so with the American Arbitration Association (the “AAA”) or JAMS. The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply

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(ii) If the Company elects arbitration, the Company shall pay all the administrator’s filing costs and administrative fees (other than hearing fees). If Member elects arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator’s rules. The Company shall pay the administrator’s hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or applicable law require otherwise, or Member requests that the Company pay them and the Company agree to do so. Each party shall bear the expense of its own attorney’s fees, except as otherwise provided by law. If a statute gives Member the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary herein

(iii) Within 30 days of a final award by the arbitrator, a party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, an opposing party may cross-appeal within 30 days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (the “FAA”), and may be entered as a judgment in any court of competent jurisdiction.

The Company agrees not to invoke the Company’s right to arbitrate an individual Claim that a Member may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT.

8.4 Notices. Notices contemplated by this Agreement may be sent by any commercially reasonable means, including hand delivery, first class mail, facsimile, e-mail or private courier. The notice must be prepaid and addressed as set forth in the Company's records. The notice will be effective on the date of receipt or, in the case of notice sent by first class mail, the Fifth (5th) day after mailing.

8.5 Resolution of Inconsistencies. If there are inconsistencies between this Agreement and the Certificate, the Certificate will control. If there are inconsistencies between this Agreement and the Act, this Agreement will control, except to the extent the inconsistencies relate to provisions of the Act that the Members cannot alter by agreement. If there are inconsistencies between this Agreement and the Offering Circular, this Agreement will control. Without limiting the generality of the foregoing, unless the language or context clearly indicates a different intent, the provisions of this Agreement pertaining to the Company's governance and financial affairs and the rights of the Members upon Dissociation and dissolution will supersede the provisions of the Act relating to the same matters.

8.6 Provisions Applicable to Transferees. Each Member will execute and deliver any document or statement necessary to give effect to the terms of this Agreement or to comply with any law, rule or regulation governing the Company's formation and activities.

8.7 Additional Instruments. Each Member will execute and deliver any document or statement necessary to give effect to the terms of this Agreement or to comply with any law, rule or regulation governing the Company's formation and activities.

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8.8 Computation of Time. In computing any period of time under this Agreement, the day of the act or event from which the specified period begins to run is not included. The last day of the period is included, unless it is a Saturday, Sunday or legal holiday, in which case the period will run until the end of the next day that is not a Saturday, Sunday or legal holiday. For purposes of this paragraph, a day shall be deemed to end at 5:00 p.m. in the time zone where the Company then maintains its principal place of business.

8.9 Entire Agreement. This Agreement and the Certificate comprise the entire agreement among the parties with respect to the Company. This Agreement and the Certificate supersede any prior agreements or understandings with respect to the Company. No representation, statement or condition not contained in this Agreement or the Certificate has any force or effect.

8.10 Waiver. No right or remedy under this Agreement may be waived, except by an instrument in writing signed by the party sought to be charged with the waiver.

8.11 General Construction Principles. Words in any gender are deemed to include the other genders. The singular is deemed to include the plural and vice versa. The headings and underlined paragraph titles are for guidance only and have no significance in the interpretation of this Agreement.

8.12 Binding Effect. Subject to the provisions of this Agreement relating to the transferability of Membership Interests and the rights of Transferees, this Agreement is binding on and will inure to the benefit of the Company, the Members and their respective distributees, successors and assigns.

8.13 Governing Law. Idaho law governs the construction and application of the terms of this Agreement.

8.14 Severability. If any provision of this Agreement shall be deemed invalid, unenforceable or illegal, then notwithstanding such invalidity, unenforceability or illegality, the remainder of this Agreement shall continue in full force and effect.

8.15 Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which will be considered an original as to the party signing it. Facsimile signatures shall have the same legal effect as original signatures.

[Signature Page to Operating Agreement Follows]

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[Signature Page to Operating Agreement]

CIRCLE OF WEALTH FUND III LLC, an Idaho Limited Liability Company

By:
Lee Aaron Arnold, Chief Executive Officer and President of Secured Investment Corp., a Wyoming corporation, Manager

BY PURCHASING A MEMBERSHIP INTEREST IN THE COMPANY AND EXECUTING A SUBSCRIPTION AGREEMENT, EACH MEMBER AGREES TO THE TERMS AND PROVISIONS OF THIS OPERATING AGREEMENT, THE SUBSCRIPTION AGREEMENT AND THE OFFERING CIRCULAR.

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